Exhibit 24.1

POWER OF ATTORNEY

The undersigned hereby authorizes and appoints Robert F. Heinemann, with full power of substitution, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below, all amendments and post-effective amendments to the Registration Statement on Form S-3 (Registration No. 333-135055) of Berry Petroleum Company, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments and post-effective amendments thereto, as such attorney-in-fact may deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this power of attorney as of this 25th day of February, 2009.

/s/ Ronald J. Robinson

Ronald J. Robinson

Director